Exhibit 2.1

COLONIAL ELEGANCE INC. - and -

RENIN CANADA CORP.

ASSET PURCHASE AGREEMENT

DATED OCTOBER 22, 2020

CIRCULATION OF THIS DRAFT ASSET PURCHASE AGREEMENT SHALL NOT GIVE RISE TO ANY DUTY TO NEGOTIATE OR CREATE OR IMPLY ANY OTHER LEGAL OBLIGATIONS. NO LEGAL OBLIGATION OF ANY KIND WILL ARISE UNLESS AND UNTIL A DEFINITIVE WRITTEN AGREEMENT IS SETTLED, EXECUTED AND DELIVERED BY THE PARTIES HERETO.

BLAKE, CASSELS & GRAYDON LLP

ASSET PURCHASE AGREEMENT

TABLE OF CONTENTS

PURCHASE OF ASSETS1

Purchase and Sale1

Assumed Liabilities1

Purchase Price1

Calculation of Estimated Purchase Price1

Payment of Purchase Price2

Preparation of Purchaser’s Closing Date Statements2

Dispute Settlement3

Payment of Adjustment Amount4

Release of Retention Holdback Amount4

Allocation of Purchase Price5

Income Tax Elections5

GST/HST and QST Election5

Section 56.4 Election.6

Adjustment for Uncollected Receivables6

 REPRESENTATIONS AND WARRANTIES6

Representations and Warranties of the Vendor6

Representations and Warranties of the Purchaser15

Commissions16

16

Closing16

Vendor’s Deliverables16

Purchaser’s Deliverables17

 SURVIVAL AND INDEMNIFICATION18

Survival18

Indemnity by the Vendor18

Indemnity by the Purchaser19

Claim Notice19

Time Limits for Claim Notice for Breach of Representations and Warranties20

Monetary Limitations20

Damages from Purchaser21

Recoupment Provision21

Calculation of Damages21

Direct Claims22

Third Party Claims22

Interest on Damages23

Set-off23

 COVENANTS23

Confidentiality23

Use of Name24

Domain Names, Telephone Numbers and E-mail Addresses24

Cooperation and Records Retention24

Work-In-Progress. .25

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Accounts Receivable.25

 EMPLOYEES AND EMPLOYEE BENEFITS925

Offers of Employment and Employee Liabilities25

Vacation26

Employee List26

 GENERAL26

Actions on Non-Business Days26

Currency and Payment Obligations26

Calculation of Interest26

Calculation of Time26

Schedules and Exhibits27

Expenses27

Payment of Taxes27

Public Announcements27

Notices28

Time of Essence29

Further Assurances29

Co-operation in Filing of Tax Returns29

Entire Agreement29

Amendment29

Waiver29

Severability29

Remedies Cumulative29

Attornment30

Governing Law30

Successors and Assigns; Assignment30

Third Party Beneficiaries30

Counterparts30

Language30

This Asset Purchase Agreement dated October 22, 2020 is made between COLONIAL ELEGANCE INC. (the “Vendor”) and RENIN CANADA CORP. (the “Purchaser”).

RECITALS

A.	The Vendor carries on the Business and is willing to sell the Purchased Assets to the Purchaser.
B.	The Purchaser is willing to purchase the Purchased Assets and to assume the Assumed Liabilities on and subject to the terms and conditions contained in this Agreement.
C.	Certain definitions and other clauses pertaining to the interpretation of this Agreement are set out in Schedule 1.0.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each Party, the Parties agree as follows:

Article 1 PURCHASE OF ASSETS
1.1

Purchase and Sale.  On and subject to the terms and conditions of this Agreement, the Vendor hereby sells to the Purchaser, and the Purchaser hereby purchases from the Vendor, the Purchased Assets, free and clear of all Liens. The Purchased Assets constitute all or substantially all of the property that Vendor used to carry on the Business.

1.2

Assumed Liabilities.  On and subject to the terms and conditions of this Agreement, the Purchaser hereby assumes and agrees to pay when due and perform and discharge in accordance with their terms, the Assumed Liabilities. Notwithstanding any other provision of this Agreement, the Purchaser shall not be liable for any Liability of the Vendor other than the Assumed Liabilities. The Retained Liabilities shall remain the sole responsibility of, and shall be retained, paid and performed solely by, the Vendor.  For greater certainty, the Purchaser and the Vendor agree that customer purchase orders shipped before the Closing Date are the responsibility of the Vendor and customer purchase orders shipped after the Closing Date shall be the responsibility of the Purchaser.

1.3	Purchase Price. The consideration payable by the Purchaser to the Vendor for the Purchased Assets (the “Purchase Price”) shall be the aggregate of:
(a)	$51,000,000 (the “Base Purchase Price”), plus the Final Working Capital minus $13,000,000 (the “Target Working Capital”) in accordance with the provisions of this Agreement; and
(b)	the agreed value of the Assumed Liabilities as set out in Exhibit B.
1.4	Calculation of Estimated Purchase Price.
(1)	The Vendor has delivered to the Purchaser a written draft of the Closing Date Statements, which includes the Vendor’s good faith estimate of the Final Working Capital in the amount

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of $19,658,000 (the “Estimated Working Capital”) as at the Calculation Time and calculated in a manner consistent with Annual Financial Statements.
(2)

The Base Purchase Price plus the amount by which the Estimated Working Capital exceeds the Target Working Capital or less the amount by which the Target Working Capital exceeds the Estimated Working Capital, as the case may be, shall be the Closing Date Payment Amount, which the Parties have determined to be $57,658,000.

1.5	Payment of Purchase Price. The Purchase Price shall be paid and satisfied as follows:
(a)

at the Closing Time, the Purchaser shall pay by wire transfer to the Vendor, at an account designated in writing by the Vendor, an amount of $55,966,900 representing the Closing Date Payment Amount of $57,658,000 minus the sum of (i) $1,300,000 (the “Adjustment Holdback Amount”), (ii) $255,000 (the “Retention Holdback Amount”) and (iii) $136,100, representing fifty percent (50%) of the costs, expenses and premium of the R&W Insurance Policy;

(b)

an amount equal to the agreed value of the Assumed Liabilities as set out in Exhibit B shall be paid and satisfied by the assumption by the Purchaser of the Assumed Liabilities at Closing by the execution and delivery of a general conveyance and assumption of liabilities agreement in the form of Exhibit A; and

(c)	the Adjustment Amount shall be paid on the Adjustment Date in the manner provided for in Section 1.8.
1.6	Preparation of Purchaser’s Closing Date Statements.
(1)

Purchaser’s Closing Date Statements. Promptly after the Closing Time, the Purchaser shall prepare, at the Purchaser’s expense, a draft of the Closing Date Statements (the “Purchaser’s Closing Date Statements”), which shall be delivered to the Vendor no later than the 90th day following the Closing Date, failing which the Estimated Working Capital shall be deemed to be the Final Working Capital for the purposes of this Agreement and the Adjustment Holdback Amount shall be paid by the Purchaser to the Vendor on the Adjustment Date.

(2)

Access to Records, etc. During the period from the date of delivery of the Purchaser’s Closing Date Statements until the date no later than 10 days after delivery of the Purchaser’s Closing Date Statements, the Purchaser shall give the Vendor and its Representatives such assistance and access to the books and records of the Business as the Vendor and its Representatives may reasonably request in order to enable them to reasonably assess the Purchaser’s Closing Date Statements.  The Representatives of the Vendor and the Purchaser shall be entitled to be present at inventory counts and other procedures used in the preparation of the Purchaser’s Closing Date Statements (whether such counts are taken before or after Closing) and shall be provided promptly with copies of all working papers created by the Purchaser or the Vendor, as the case may be, and its respective Representatives in connection with such preparation.

(3)

Deemed Acceptance. If the Vendor does not give an Objection Notice in accordance with Section 1.7, the Vendor shall be deemed to have accepted the Purchaser`s Closing Date Statements prepared by the Purchaser which shall be final and binding on the Parties and the Purchaser`s Closing Date Statements shall constitute the Final Closing Date

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Statements for purposes of this Agreement immediately following the expiry date for the giving of such Objection Notice and that date shall be the Adjustment Date.
1.7	Dispute Settlement.
(1)

If the Vendor objects to any matter in the draft Closing Date Statements prepared pursuant to Section 1.6, then the Vendor shall give notice to the Purchaser (an “Objection Notice”) no later than twenty (20) days after delivery of the draft Closing Date Statements.  Any Objection shall set forth in detail the particulars of such objection and any items not in dispute shall be deemed final and binding upon the Parties.  The Parties shall then use reasonable efforts to resolve such objection for a period of thirty (30) days following the date of receipt of the Objection Notice.  If the matter is not resolved by the end of such thirty (30) day period, then the dispute with respect to such objection shall be submitted by the Parties to EY LLP (the “Independent Accountant”). If the Independent Accountant named is unwilling or unable to act, either Party may apply to a judge of the Superior Court of Quebec in chambers in the judicial district of Montreal to have the Independent Accountant appointed.

(2)

In addition to the Objection Notice and the Purchaser’s Closing Date Statements, the Independent Accountant may consider such other documents, materials and other written information as it deems appropriate. The Independent Accountant shall allow each of the Purchaser and the Vendor to present their respective positions regarding the Purchaser’s Closing Date Statements and the determination of the Final Working Capital and each of the Purchaser and the Vendor shall have the right to present additional documents, materials and other written information to the Independent Accountant regarding items in dispute in the Purchaser’s Closing Date Statements. Any such other documents, materials or other written information shall be copied to each of the Purchaser and the Vendor, and each of the Purchaser and the Vendor shall be entitled to reply thereto. No discovery shall be permitted and no arbitration shall be held. Information may be presented electronically.

(3)

The Purchaser and the Vendor shall jointly instruct the Independent Accountant that: (i) it shall act as an expert in accounting, and not as an arbitrator, to resolve the unresolved disputed items in the Purchaser’s Closing Date Statements and amounts that were  included in the Objection Notice in accordance with this Agreement; (ii) it shall base its decision solely on the documents, materials, written submissions of the Purchaser and the Vendor, and not on independent review; (iii) it shall make its determination in accordance with the terms of this Agreement; and (iv) it may not assign a dollar value to any disputed item greater than the highest amount or less than the lowest amount claimed by the Purchaser or the Vendor, as applicable.

(4)

The Parties shall use commercially reasonable efforts to cause the Independent Accountant to submit its determination or opinion in a written statement delivered to the Purchaser and the Vendor as promptly as practicable, but in no event later than thirty (30) days of the appointment of such Independent Accountant, and such determination or opinion, together with those items accepted by the Purchaser and the Vendor in respect of the Purchaser’s Closing Date Statements or otherwise resolved between the Purchaser and the Vendor, shall be conclusive, final and binding on all the Parties without possibility of amendment or appeal save in the event of fraud and shall constitute the Closing Date Statements for purposes of this Agreement.

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(5)

Except as otherwise provided in this Agreement, the Purchaser and the Vendor shall bear the fees and expenses of their respective accountants, auditors and other professional advisors in preparing, reviewing or settling, as the case may be, the Closing Date Statement. In the case of a dispute and the engagement of the Independent Accountant to determine such dispute, the fees and expenses of the Independent Accountant shall be borne by the Vendor, on the one hand, and the Purchaser, on the other hand, based on the percentage which the portion of the contested amounts not awarded to the Vendor, on the one hand, or the Purchaser, on the other hand, bears to the total amount actually contested by such Party.

1.8	Payment of Adjustment Amount.
(1)

If the Estimated Working Capital exceeds the Final Working Capital, then the Vendor shall pay to the Purchaser the difference between such amounts on the Adjustment Date.  If the Final Working Capital exceeds the Estimated Working Capital, then the Purchaser shall pay to the Vendor the difference between such amounts on the Adjustment Date.  Any amount payable pursuant to this Section1.8(1) shall be referred to as the “Adjustment Amount”.

(2)

If the final Adjustment Amount is owed by the Purchaser to the Vendor, then the Purchaser will pay such final Adjustment Amount together with the Adjustment Holdback Amount, by wire transfer of funds to the Vendor, at an account designated in writing by the Vendor.

(3)

If the final Adjustment Amount is owed by the Vendor to the Purchaser, then  the Purchaser shall retain an amount equal to such final Adjustment Amount from the Adjustment Holdback Amount and pay the balance of the Adjustment Holdback Amount, if any, by wire transfer to the Vendor, at an account designated in writing by the Vendor, and (iii) if the Adjustment Holdback Amount is less than the final Adjustment Amount, the Vendor shall be liable for and shall pay such difference between the final Adjustment Amount and the Adjustment Holdback Amount at the direction of the Purchaser by wire transfer of funds to the account designated in writing by the Purchaser to the Vendor.

1.9	Release of Retention Holdback Amount.
(1)	The Retention Holdback Amount shall be retained by the Purchaser as partial security for the payment obligations of the Vendor under this Agreement.
(2)

In the event that the Vendor is required to pay Damages to the Purchaser pursuant to Article 4, the Purchaser shall satisfy in whole or in part such payment obligations of the Vendor by retaining such amounts from the Retention Holdback Amount.

(3)

On the one year anniversary of the Closing Date (the “Release Date”), the Purchaser shall pay by wire transfer of to the Vendor, at an account designated in writing by the Vendor, the Retention Holdback Amount minus the sum of (i) any amount retained by the Purchaser for its own account as of such date in accordance with the provisions of Section 1.9(2); and (ii) the amounts set forth in any Notice of Claim pending as of such date (which, for greater certainty, include notices of claim disputed by the Vendors) (“Pending Indemnity Holdback Claims”); and (iii) any amounts owed to the Purchaser by the Vendor under this Agreement and not satisfied as of such date.

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(4)

Following the Release Date, upon final resolution of all Pending Indemnity Holdback Claims as of the Release Date (which resolution shall be evidenced by the written agreement of the Purchaser in writing, or the direction by a final Order or decision of another dispute resolution forum of competent jurisdiction, which Order or decision has not been appealed within any applicable time periods for such appeal or with respect to which no appeal is available), the Purchaser shall pay to the Vendor the remaining balance, if any, of the Retention Holdback Amount.

(5)	For greater certainty, no interest will be payable to the Vendor on the Retention Holdback Amount.
1.10

Allocation of Purchase Price. The Parties agree that the Purchase Price shall be allocated among the Purchased Assets in the manner set forth in Exhibit B. The Purchaser and the Vendor shall report an allocation of the Purchase Price among the Purchased Assets in a manner entirely consistent with Exhibit B and shall not take any position inconsistent therewith in the filing of any Tax Returns or in the course of any audit by any Governmental Authority, Tax review or Tax proceeding relating to any Tax Returns.

1.11	Income Tax Elections.
(1)

Section 22 Tax Election. If available, the Purchaser and the Vendor shall elect jointly in the prescribed form under section 22 of the ITA, section 184 of the Taxation Act (Québec), if applicable, and the corresponding provisions of any other applicable Tax statute as to the sale of the Receivables and designate in such election an amount equal to the portion of the Purchase Price allocated to the Receivables pursuant to Section 1.9. This election, or these elections, shall be made within the time prescribed for such elections.

(2)

Subsection 20(24) Tax Election. The Purchaser and the Vendor shall, if applicable, jointly execute and file an election under subsection 20(24) of the ITA in the manner required by subsection 20(25) of the ITA and under the equivalent or corresponding provisions of any other applicable provincial or territorial statute, in the prescribed forms and within the time period permitted under the ITA and under any other applicable provincial or territorial statute, as to such amount paid by the Vendor to the Purchaser for assuming future obligations.  In this regard, the Purchaser and the Vendor acknowledge that a portion of the Purchased Assets transferred by the Vendor pursuant to this Agreement and having a value equal to the amount elected under subsection 20(24) of the ITA and the equivalent provisions of any applicable provincial or territorial statute, is being transferred by the Vendor as a payment for the assumption of such future obligations by the Purchaser

(3)	Other Tax Elections. The Purchaser and the Vendor shall also execute and deliver such other Tax elections and forms as they may mutually agree upon.
1.12

GST/HST and QST Election. At the Closing, the Vendor and the Purchaser shall execute jointly elections under each of section 167 of the Excise Tax Act (Canada) and section 75 of the Act respecting Québec sales tax (Québec)to have the sale of the Purchased Assets take place on a GST/HST-free basis under Part IX of the Excise Tax Act (Canada) and on a QST-free basis under Chapter II, Division IV of the Act respecting Québec sales tax (Québec)and the Purchaser shall file such elections with its GST/HST and QST returns for the reporting period in which the sale of the Purchased Assets takes place.

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1.13

Section 56.4 Election.  The Parties acknowledge and agree that the non-competition agreement referenced in Section 3.2(c) is integral to this Agreement and is being granted, executed and delivered to maintain or preserve the fair market value of the Purchased Assets, and that no proceeds or other amount received or receivable under this Agreement by the Vendor shall be for granting any restrictive covenant under such non-competition agreement or otherwise under this Agreement.  At the request of the Purchaser, and to the extent permitted by the ITA, the Parties shall make, and the Vendor shall file, any election or amended election in prescribed form (or such other form as the Purchaser may reasonably request) and within the prescribed time limits pursuant to section 56.4 of the ITA, and any analogous provision of provincial or territorial Tax legislation.”

1.14

Adjustment for Uncollected Receivables. The Purchaser shall use reasonable efforts to collect the Receivables for a period of ninety (90) days after the Closing Date.  The Purchaser may at its option, exercisable by notice to the Vendor given within ninety (90) days following the ninety (90)-day period referred to in the immediately preceding sentence, re-assign to the Vendor any Receivable not then fully collected by the Purchaser for a price equal to the full face value of such Receivable on the Closing Date less any amounts collected in respect thereof by the Purchaser and the Vendor shall accept and immediately pay for every such Receivable that the Purchaser elects to reassign in accordance with this Section 1.13. All such reassigned Receivables shall become the property of the Vendor, and the Purchaser shall deliver to the Vendor promptly after receipt thereof by the Purchaser any payments received by the Purchaser on account of any reassigned Receivable.

Article 2 REPRESENTATIONS AND WARRANTIES
2.1

Representations and Warranties of the Vendor. As a material inducement to the Purchaser’s entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Purchaser is entering into this Agreement in reliance upon the representations and warranties of the Vendor set out in this Section 2.1, the Vendor hereby represents and warrants to the Purchaser as of the date hereof as follows:

(1)

Incorporation and Corporate Power of Vendor. The Vendor is a corporation incorporated, organized and subsisting under the laws of Canada. The Vendor has the corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its obligations hereunder and under all such other agreements and instruments.

(2)

Authorization and Enforceability. The execution and delivery of this Agreement and all agreements and instruments to be executed and delivered hereunder have been duly authorized by all necessary corporate action on the part of the Vendor and its shareholders and this Agreement constitutes the valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms.

(3)

Qualification to do Business. The Vendor is registered, licensed or otherwise qualified to do business under the laws of the Province of Québec being the only jurisdiction in which the location of the properties and assets owned by the Vendor or the nature of the Business requires registration, licensing or other qualification. The Vendor has all

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necessary corporate power, authority, and capacity to carry on the Business and to own or lease and operate the Purchased Assets as now carried on and owned or leased and operated.
(4)	Financial Statements.
(a)

The Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods to which they relate, subject, in the case of the Interim Financial Statements, to usual year-end adjustments and the exclusion of footnotes. The balance sheets contained in the Financial Statements fairly present the financial position of the Business as of their respective dates and the statements of earnings and retained earnings contained in the Financial Statements fairly present the revenues, earnings and results of operations of the Business for the periods indicated.  The Financial Statements are accurate and complete in all material respects and are based upon, and are consistent with, the Vendor’s financial records.

(b)

The draft Closing Date Statements  delivered by the Vendor to the Purchaser pursuant to Section 1.4(1) have been prepared in good faith by the Vendor and using the same methodologies and principles as were used to prepare Annual Financial Statements.  The balance sheet contained in such Closing Date Statements fairly presents the financial position of the Business for the period indicated and is accurate and complete in all material respects and is based upon, and are consistent with, the Vendor’s financial records.

(5)

Books and Records.  The Vendor has made available to the Purchaser all books and records related to the operation of the Business, including all books of account and other financial data and information and all business records and information, whether in paper form or stored electronically, digitally or on computer–related media. All financial transactions of the Business have been accurately recorded in all material respects in the financial records of the Business in accordance with sound business and financial practice and such financial records accurately reflect the basis for the financial condition and the revenues, expenses and results of operations of the Business as of and to the date hereof.  All books and records of the Business are in the full possession and exclusive control of, and are owned exclusively by, the Vendor and are not dependent upon any computerized or other system, program or device that is not exclusively owned and controlled by the Vendor.

(6)

Title to and Sufficiency of Purchased Assets. Except as disclosed in Schedule 2.1(6), the Vendor has good and marketable legal and beneficial title to all of the Purchased Assets, free and clear of any Liens and there is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from the Vendor of the Business or any part thereof or any of the Purchased Assets other than the purchase of Inventories in the ordinary course of business.  The Purchased Assets and their locations are listed or described in Schedules 2.1(6) and 2.1(7) and the Purchased Assets constitute all of the property and assets used or held for use in connection with the Business and are sufficient to permit the continued operation of the Business in substantially the same manner as conducted as of the date hereof and during the year ended on the date of the most recent Annual Financial Statements.

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(7)

Movable Property. Schedule 2.1(7) lists each item of movable property included in the Purchased Assets which had a book value in the financial records of the Business, at the date of the most recent Annual Financial Statements, of more than $10,000 or is otherwise material to the Business and identifies all leases of movable property which cannot be terminated by the Vendor without liability at any time upon less than 30 days’ notice or which involve payment by the Vendor in the future of more than $10,000.  No movable property included in the Purchased Assets is in the possession of a third party or is on consignment.  Each item of movable property is in good operating condition and repair, ordinary wear and tear excepted, and is suitable and adequate for the purpose for which it is being used.  All of the movable property included in the Purchased Assets, including its IT Systems, is used, operated, maintained and functions in accordance with all Applicable Laws and their functional specifications. The Vendor has appropriate information security measures in place, consistent with current industry standards and practices, to protect the confidentiality, integrity and availability of the Vendor’s information and data, back-up systems and disaster recovery and business continuity plans in place, consistent with current industry standards and practices. Except as disclosed in Schedule 2.1(7), the IT Systems included in the Purchased Assets adequately meet the data processing and other computing needs of the Business as presently conducted and have not suffered unauthorized access or use nor materially malfunctioned within the past three years.

(8)

Contracts. Schedule 2.1(8) sets forth a true, accurate and complete list of all of the Contracts that relate to, arise out of or affect the Business or the Purchased Assets and specifies which of those Contracts are Assumed Contracts. The Vendor is in full compliance with each, and is not in default under any Assumed Contract, and no event has occurred that, with notice or lapse of time or both, would constitute such a default thereunder. Each other party to each Assumed Contract is in full compliance with such Assumed Contract and no other party to an Assumed Contract is in default under any Assumed Contract, and no event has occurred that, with notice or lapse of time or both, would constitute such a default thereunder. To the knowledge of the Vendor, no party to any of the Assumed Contracts intends to cancel, terminate or exercise any similar right under any of the Assumed Contracts. The Vendor has not made a prior assignment or waiver of an Assumed Contract or any of its rights or obligations thereunder.  Each of the Assumed Contracts constitutes a legal, valid and binding obligation of each of the parties thereto and is enforceable against each of the parties thereto in accordance with its respective terms. True, accurate and complete copies of all Assumed Contracts (and all amendments thereto) have been provided to the Purchaser. Except as disclosed in Schedule 2.1(8) to the knowledge of the Vendor, the consummation of the Transactions will not cause the Purchaser to lose the benefit of any right or benefit that the Vendor presently enjoys under any of the Assumed Contracts.

(9)	Leases.
(a)

Schedule 2.1(9) lists all the Premises Leases and sets out, in respect of each Premises Lease: (i) the municipal address and applicable unit or premises leased;  (ii) the date of the Premises Lease and any amendments to it; (iii) the original parties to the Premises Lease and any amendment; (iv) the area of the space subject to each Premises Lease; (v) the remaining term and any unexpired options to extend or renew; (vi) the current basic rent; (vii) the amount of any prepaid rent or deposit and the identification of any guarantee or indemnity or security given in

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respect of the Premises Lease; and (viii) any current or future rent-free or reduced rent occupancy. The information set out in Schedule 2.1(9) is true and complete.
(b)	The Leased Premises constitutes all of the immovable property used by any of the Vendor in the operation of the Business.
(c)

The Vendor has not received any notice that the Leased Premises or any portion thereof violates or has violated any Applicable Laws. To the knowledge of the Vendor, none of the Leased Premises is subject to (i) any Order or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever which materially impact the use of the Leased Premises by the Vendor.

(d)

The improvements and fixtures on the Leased Premises are in reasonable operating condition and in a state of reasonable repair and maintenance given their age and use, and are adequate and suitable for the purposes for which they are presently being used.

(e)	There is no condemnation, expropriation or similar proceeding pending or threatened against any of the Leased Premises or any improvement thereon.
(f)

The buildings and structures included in the Leased Premises have access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such buildings and structures, and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, as is necessary for the conduct of the Business.

(10)

Receivables. All Receivables are recorded in the financial records of the Business and the Receivables are valid obligations which arose in the ordinary course of business and are to be collected in the ordinary course of business, in the aggregate, at their full face value and are not subject to any set-off or counterclaim.  Any reserves for doubtful Receivables set forth in the Financial Statements are adequate and reasonable, and have been determined in accordance with GAAP and are consistent with past practice.  None of the Receivables is due from an Affiliate of the Vendor.

(11)

Inventories. The Inventories consist of items that are current and of good and merchantable quality and not subject to any write-down or write-off.  The allowance for slow moving or obsolete inventory is adequate and reasonable and has been determined in accordance with GAAP and is consistent with past practice.  The portion of the Inventories consisting of finished products is saleable in the ordinary course of business at normal prices.  The portion of the Inventories consisting of raw materials and work-in-progress is of a quality usable in the production of finished products.  Current Inventory levels are consistent with the level of Inventories that has been maintained in the operation of the Business prior to the date hereof in accordance with the operation of the Business in the ordinary course.

(12)	Intellectual Property.
(a)	Schedule 2.1(12) sets out a complete list, and, where appropriate, a description of (i) all of the registered and pending Intellectual Property owned by the Vendors in

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connection with the Purchased Business and (ii) all non-off-the-shelf or non-standard form licenses or similar agreements or arrangements to which the Vendor is a party, either as licensee or licensor, with respect to Intellectual Property necessary or desirable for the carrying on of the Business.

(b)

Except as set forth in Schedule 2.1(12), the Vendor is the exclusive owner of all right, title and interest in and to, or possesses the right to use, the Purchased IP, free and clear of all Liens.  The Vendor has not assigned, licensed or otherwise conveyed any of the Purchased IP.

(c)

The Vendor has the full right and authority to use, and the Purchaser will be entitled to continue to use after the Closing Date, the Purchased IP in connection with the conduct of the Business in the manner presently conducted, and such use or continuing use does not infringe upon or violate any rights of any other Person.  The Purchased IP is sufficient to conduct the Business as presently conducted. All licenses to which the Vendor is a party relating to Purchased IP are in good standing and no material default exists on the part of the Vendor thereunder.

(d)

There are no outstanding or, to the knowledge of the Vendor, threatened disputes or other disagreements with respect to any licenses or similar Contracts listed in Schedule 2.1(12) or with respect to infringement by another Person of any of the Purchased IP.  The Purchased IP has not and does not infringe, violate or misappropriate the intellectual property of any Person.  The Vendor has not received any communication, and no claims, demands, lawsuits, litigation, summons, actions, suits, notice of violation, or proceedings, at law or in equity  have been instituted, settled or, to the knowledge of the Vendor, threatened that alleges any such infringement, violation or misappropriation.

(e)

All required filings and fees related to the applications for and registrations of Purchased IP have been timely filed with and paid to the relevant Governmental Authority and authorized registrars, and all registrations are otherwise in good standing.

(13)

Licences and Compliance with Applicable Law. Except as disclosed in Schedule 2.1(13), there are no licences, permits, authorizations, approvals or other evidences of authority of any Governmental Authority required for the operation of the Business and the Vendor has conducted and is conducting the Business in compliance with Applicable Law and the licences, permits, authorizations, approvals or other evidences of authority of any Governmental Authority set out in Schedule 2.1(13).

(14)

Consents. Except as set forth in Schedule 2.1(14), no Consent of (a) any Governmental Authority or (b) other Person that is a party to a Contract is required in connection with the execution, delivery or performance of this Agreement by the Vendor or the consummation by the Vendor of the transactions contemplated herein or to permit the Purchaser to carry on the Business after the Closing as the Business is currently carried on by the Vendor.

(15)

Compliance with Anti-Corruption Laws. None of the Vendor nor, to the knowledge of the Vendor, any of its Representatives or joint venture partners, in carrying out or representing the Business anywhere in the world, have violated the Corruption of Foreign Public Officials Act (Canada), the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, or the anti-corruption laws of any other jurisdiction where the Business is carried on.

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(16)

Legal Proceedings and Orders. Except as set forth and described in Schedule 2.1(16)there is no Legal Proceeding in progress, pending or, to the knowledge of the Vendor, Threatened against or affecting the Vendor or any of the Purchased Assets or title thereto, nor is there any factual or legal basis on which any such Legal Proceeding might be commenced.  Except as set forth and described in Schedule 2.1(16) there is no Order outstanding against or affecting the Vendor, the Business or any of the Purchased Assets.

(17)

Environmental Matters.  To the best of Vendor’s knowledge, the Business and the Purchased Assets as carried on or used by the Vendor and its predecessors have been carried on and used and are currently carried on and used in compliance with all Environmental Laws.  There is no Hazardous Substance on, in or under any of the real or movable property included in the Purchased Assets nor has there ever been any release, escape or other discharge of any Hazardous Substance therefrom.  The Vendor and its predecessors have not used any of the Purchased Assets, or permitted them to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process any Hazardous Substance.  To the best of Vendor’s knowledge, there are no Environmental Permits required for the operation of the Business or the Purchased Assets. Except as disclosed in Schedule 2.1(17), there are no underground storage tanks, pits, lagoons, waste disposal sites, above-ground storage tanks or materials or other assets containing asbestos or polychlorinated biphenyls located on any lands included in the Purchased Assets.

(18)

Employees and Employee Benefits. Except as set out in Schedule 2.1(18),the Vendor is not a party to or bound by, either directly or by operation of Applicable Law, any collective agreement, labour contract, letter of understanding, letter of intent, voluntary recognition agreement or legally binding commitment or written communication to any labour union, trade union or employee organization or group which may qualify as a trade union in respect of or affecting Employees or independent contractors nor is the Vendor subject to any union organization effort, nor is it engaged in any labour negotiation.  Except as set out in Schedule 2.1(18), the Vendor does not have written contracts of employment with any Employee or any written contract with any consultant.  The Vendor has no obligation to make any severance or termination payment to any Employee in excess of any amount payable under Applicable Law.  Each employee benefit, health, welfare, medical, dental, pension, retirement, profit sharing, current or deferred compensation, equity or phantom stock compensation, savings, severance or termination payment, life insurance or disability plan, program, agreement and arrangement (whether written or oral) and all other similar plans, programs, agreements and arrangements which are sponsored, maintained or contributed to by the Vendor for the Employees or former Employees or under which the Vendor has any actual or potential liability or obligations, other than plans established pursuant to statute, are listed on Schedule 2.1(18) (the “Employee Plans”).  The Vendor has provided the Purchaser with true, up-to-date and complete copies of all Employee Plans (or, where oral, written summaries of the material terms thereof) as amended as of the date hereof, together with all related documentation including annuity contracts, trust or other funding agreements, participation agreements, insurance policies and contracts, actuarial reports, annual information returns, investment management agreements, copies of all material correspondence with Governmental Authority and plan summaries, employee booklets, brochures and personnel manuals.  Each Employee Plan has been established, administered and invested in accordance with its terms and Applicable Law.  No Employee Plan provides post-retirement or post-employment of employment benefits to or in respect of any Employees or former Employees or their

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beneficiaries.  All contributions or premiums required to be made by the Vendor to or under each Employee Plan have been made in a timely fashion in accordance with Applicable Law, the terms of the applicable Employee Plan and any applicable collective agreement, and the Vendor does not have, and as of the Closing Date will not have, any actual or potential unfunded liabilities (other than liabilities accruing after the Closing Date) with respect to any Employee Plans.  All liabilities of the Vendor (whether accrued, absolute, contingent or otherwise) related to all Employee Plans have been fully and accurately disclosed in accordance with GAAP in the Financial Statements.  Schedule 2.1(18) lists all the Employees and other Persons who are receiving remuneration for work or services provided to the Vendor who are not Employees as of the date of this Agreement and the age, position, status, length of service, location of employment, compensation and benefits of each Employee and the terms on which each other Person who is providing work or services to the Vendor is engaged.  Except as set out in Schedule 2.1(18), no Employee is on long-term disability leave, receiving benefits pursuant to applicable labour and employment Laws or otherwise an inactive Employee.  Except as set out in Schedule 2.1 (18), the Vendor has not paid nor will it be required to pay any bonus, fee, distribution, remuneration or other compensation to any Person (other than salaries, wages or bonuses paid or payable to Employees in the ordinary course of business in accordance with current compensation levels and practices as set out in Schedule 2.1(18)) as a result of the transactions contemplated by this Agreement or otherwise.

(19)

Customers and Suppliers. Schedule 2.1(19) lists the 10 largest customers of, and the 10 largest suppliers to, the Business (or such additional customers or suppliers of the Business which are sufficient to constitute 50% or more of total sales or purchases, as the case may be) for each of the last three 12-month periods ending immediately before the date of this Agreement, and the aggregate amount which each customer was invoiced and each supplier was paid during such period.  To the knowledge of the Vendor, no such customer or supplier intends to cease doing business with the Vendor or to modify or change in any material manner any existing arrangement with the Vendor for the purchase or supply of any products or services.  Except as set out in Schedule 2.1 (19), the relationships of the Vendor with each of its principal suppliers, shippers and customers are satisfactory, and there are no unresolved disputes with any such supplier, shipper or customer.

(20)	Products and Services.
(a)

Except as disclosed in Schedule 2.1(20), the Vendor does not make, nor has made, any express warranty or guarantee as to goods or products manufactured, sold, leased, distributed, installed or delivered, or services provided by the Vendor, and there is no pending or, to the knowledge of the Vendor, Threatened claim alleging any breach of any such warranty or guarantee.

(b)

The Vendor has not had any exposure to, or liability under, any warranty (i) that is beyond that which is typically assumed in the ordinary course of business by Persons engaged in businesses comparable in size and scope to the Business or (ii) that would result in a Material Adverse Change. Each product manufactured, sold, leased, distributed, installed or delivered by the Vendor is and has been, and all services provided are and have been, at all times, in conformity with Applicable Law, all applicable contractual commitments and all express and implied warranties, and the Vendor has no Liability (and to the knowledge of the Vendor there is no basis for any present or future Legal Proceeding against the Vendor

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giving rise to any liability) for replacement or repair thereof or other damages in connection therewith.
(c)

The Vendor has no, nor has the Vendor had in the last five (5) years any, Liability, and to the knowledge of the Vendor, there is no basis for any present or future claim or proceeding against the Vendor giving rise to any Liability, arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased, distributed, installed, delivered or serviced by the Vendor.  The Vendor has no Liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of or alleged to be the result of work or service performed (or not performed) or due to the ownership, possession or use of any product manufactured, sold, leased, installed, or delivered.

(21)

Insurance. The Vendor maintains insurance covering the Purchased Assets and protecting the Business in the amounts and under the policies described in Schedule 2.1(21).  Each of such insurance policies is valid and subsisting and in good standing, there is no default thereunder and the Vendor is entitled to all rights and benefits thereunder. There are no claims pending under such policies.

(22)	Taxes and Tax Returns.
(a)	The Vendor is not a non-resident of Canada for purposes of the ITA.
(b)

The Vendor has withheld from each payment made to any Person, including any of its present or former Employees and, in respect of other payments, to all Persons who are or are deemed to be non-residents of Canada for purposes of the ITA all amounts required by Applicable Law to be withheld, and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. The Vendor has remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of the Employees to the proper Governmental Authority within the time required under Applicable Law.  The Vendor has charged, collected and remitted on a timely basis all Taxes as required under Applicable Law on any sale, supply or delivery whatsoever, made by the Vendor.

(c)	The Vendor has filed all Tax Returns required to be filed by it in all applicable jurisdictions and has paid all Taxes relating to the Business when due.
(d)

The Vendor is registered for GST/HST purposes under Part IX of the Excise Tax Act (Canada) and for QST purposes under the Act respecting Québec sales tax (Québec) and the Vendor’s GST/HST and QST registration numbers are as follows: GST/HST: 101054658RT0001 and QST: 1002558137TQ0001.

(23)

No Material Adverse Change. Since the date of the most recent Annual Financial Statements, there has been no Material Adverse Change and no event has occurred nor do any circumstances exist which could result in such a Material Adverse Change.

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(24)

Absence of Certain Changes or Events. Since the date of the most recent Annual Financial Statements, the Vendor has carried on the Business in the ordinary course and, in particular, but without limitation, has not:

(a)	revalued or disposed of any of the Purchased Assets, except sales of Inventory in the ordinary course of business;
(b)	changed any accounting principles, policies, practices or methods;
(c)	entered into any contract or any other transaction that was not in the ordinary course of business;
(d)

created a Lien on any of the Purchased Assets, except in the ordinary course of business and in amounts which, individually and in the aggregate are not material to the financial condition or the operation of the Business;

(e)

terminated, cancelled, modified or amended in any material respect or received notice or a request for termination, cancellation, modification or amendment of any lease or other contract to which it is a party or taken or failed to take any action that would entitle any party to a lease or other contract with the Vendor to terminate, modify, cancel or amend it;

(f)

terminated, cancelled, modified or amended in any material respect or received notice or a request for termination, cancellation, modification or amendment of any contract with a customer or supplier to which the Vendor is a party or taken or failed to take any action that would entitle any customer or supplier that is a party to a contract with the Vendor to terminate, modify, cancel or amend it;

(g)

received a notice from any customer or supplier stating that such customer or supplier intends to cease doing business with the Vendor or to modify or change in any material manner any existing arrangement with the Vendor for the purchase or supply of any products or services;

(h)	incurred any damage, destruction or loss with respect to any of the Purchased Assets (whether or not insured);
(i)

in respect of the Business, made any capital expenditure or authorized any capital expenditure or made any commitment for the purchase, construction or improvement of any capital assets except in the ordinary course of business;

(j)	entered into any contract or commitment to hire, or terminated the services of, any officer or senior management Employee with responsibilities related to the Business;
(k)

made any increase in, or commitment to increase, the rate of compensation, commission, bonus to or in respect of any Employee, (B) made any increase in, or commitment to increase, any employee benefits, (c) entered into, adopted, amended or terminated, or made a commitment to enter into, adopt, amend or terminate any Employee Plan or (D) implemented or announced any voluntary or involuntary employment termination programs or layoffs; or

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(l)	authorized or agreed or otherwise become committed to do any of the foregoing.
(25)	Absence of Other Changes or Events. Without limiting the generality of Section 2.1(24),since the date of the Annual Financial Statements, the Vendor has:
(a)	conducted the Business in the ordinary course in a manner consistent with past practice;
(b)	maintained the Purchased Assets in good working condition (normal wear and tear excepted); and
(c)	used its best efforts to maintain the Business and employees, customers, assets and operations as an ongoing concern in accordance with past practice.
(26)	Investment Canada Act.
(a)

The Business is not a cultural business as defined in the Investment Canada Act, or a business that falls within a specific type of business activity that, in the opinion of the Governor in Council, is related to Canada’s cultural heritage or national identity as prescribed under the Act.

(b)

The applicable threshold for requiring that the Purchaser submit an application for review under Part IV of the Investment Canada Act will not be exceeded through the purchase of the Purchased Assets by the Purchaser on the terms of this Agreement, including based on the Purchaser’s representation and warranty at Section 2.2(3) of this Agreement.(Purchaser to make this verification).

(27)

Competition Act (Canada). Purchaser warrants that neither the aggregate value of the Purchased Assets in Canada, nor the aggregate gross revenues from sales in or from Canada generated from those assets, exceed the monetary threshold set out at section 110(2) of the Competition Act (Canada), as prescribed by the Competition Act (Canada).

(28)

Full Disclosure. None of the foregoing representations and warranties and no document furnished by or on behalf of the Vendor to the Purchaser in connection with the negotiation of the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any such statement or representation not misleading to a prospective purchaser of the Business and the Purchased Assets seeking full information as to the Business and the Purchased Assets.

2.2

Representations and Warranties of the Purchaser.  As a material inducement to the Vendor’s entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Vendor is entering into this Agreement in reliance upon the representations and warranties of the Purchaser set out in this Section 2.2, the Purchaser represents and warrants to the Vendor as follows:

(1)

Incorporation and Corporate Power. The Purchaser is a corporation incorporated, organized and subsisting under the laws of the jurisdiction of its incorporation.  The Purchaser has the corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as

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contemplated herein and to perform its obligations under this Agreement and under all such other agreements and instruments.
(2)

Authorization and Enforceability. The execution and delivery of this Agreement and all other agreements and instruments to be executed and delivered hereunder have been duly authorized by all necessary corporate action on the part of the Purchaser.  This Agreement constitutes the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

(3)

Excise Tax Act. The Purchaser is registered for GST/HST purposes under the Excise Tax Act (Canada) and for QST purposes under the Act respecting Québec sales tax (Québec) and its registration numbers are as follows: GST/HST: 835391830RT0001 and QST: 1225162693TQ0001.

2.3

Commissions. Each Party represents and warrants to the other Party that such other Party will not be liable for any brokerage commission, finder’s fee or other similar payment in connection with the transactions contemplated by this Agreement because of any action taken by, or agreement or understanding reached by, that Party.

Article 3 CLOSING ARRANGEMENTS
3.1

Closing. The Closing shall take place virtually at 9:00 a.m. on the Closing Date by way of electronic exchange of signatures, or at such other time on the Closing Date as may be agreed orally or in writing by the Vendor and the Purchaser.

3.2

Vendor’s Deliverables.   At Closing, the Vendor shall have executed and delivered or caused to have been executed and delivered to the Purchaser all the documents contemplated in this Agreement, including the following:

(a)	a general conveyance and assumption of liabilities agreement substantially in the form of Exhibit A duly executed by the Vendor;
(b)

copies of all Consents, approvals, orders, authorizations, declarations, filings and registrations required in connection with the consummation of the transactions contemplated by this Agreement, in each case in form and substance satisfactory to the Purchaser, acting reasonably, with such Consents being in full force and effect;

(c)	non-competition, non-solicitation and confidentiality agreements in the form of Exhibit C, duly executed by the Vendor and each of the individuals that, directly or indirectly, own the Vendor;
(d)

a certificate of a senior officer of the Vendor certifying (i) the Constating Documents of the Vendor, (ii) the resolutions of the board of directors and shareholders of the Vendor authorizing the execution, delivery and performance of this Agreement and of all contracts, agreements, instruments, certificates and other documents required by this Agreement to be delivered by the Vendor and (iii) the incumbency and signatures of the officers of the Vendor executing this Agreement and any other document relating to the transactions contemplated by this Agreement, in the form of Exhibit D;

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(e)	if applicable, the elections referred to in Sections 1.11 and 1.12, duly executed by the Vendor;
(f)	consulting agreements between the Purchaser and each of Piérot Drouin and Réal Charbonneau, duly executed by Piérot Drouin and Réal Charbonneau, respectively;
(g)	a pay-out letter in form and substance satisfactory to the Purchaser, acting reasonably, addressed to the Vendor, from each of the Vendor’s secured creditors;
(h)

articles of amendment effective on the Closing Date evidencing the change of the Vendor’s corporate name to a name which does not include any trade-mark, corporate name or business name “Colonial Elegance”;

(i)	a legal opinion from Vendor’s Counsel in a form and substance satisfactory to the Purchaser’s Counsel;
(j)	a confirmatory trade-mark assignment agreement, duly executed by the Vendor;
(k)	a lease assignment agreement relating to the Berthierville Premises Lease, duly executed by the Vendor;
(l)	a sub-lease agreement relating to Montreal Premises Lease, duly executed by the Vendor;
(m)	a vehicle transfer agreement relating to the two 2019 Ford Tran C vehicles and Ford Cube vehicle, duly executed by the Vendor; and.
(n)

all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Purchaser to complete the transactions provided for in this Agreement, all of which shall be in form and substance satisfactory to the Purchaser, acting reasonably.

3.3

Purchaser’s Deliverables.  At Closing, the Purchaser shall have executed and delivered or caused to have been executed and delivered to the Vendor all the documents contemplated in this Agreement, including the following:

(a)	a general conveyance and assumption of liabilities agreement substantially in the form of Exhibit B, duly executed by the Purchaser;
(b)	the payment referred to in Section 1.5(a);
(c)	the elections referred to in Sections 1.11 and 1.12, duly executed by the Purchaser;
(d)

all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Vendor to complete the transactions provided for in this Agreement, all of which shall be in form and substance satisfactory to the Vendor, acting reasonably.

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Article 4 SURVIVAL AND INDEMNIFICATION
4.1

Survival. All provisions of this Agreement and of any other agreement, certificate or instrument delivered pursuant to this Agreement, other than the conditions in Article 3, shall not merge on Closing but shall survive the execution, delivery and performance of this Agreement, the Closing and the execution and delivery of any transfer documents or other documents of title to the Purchased Assets and all other agreements, certificates and instruments delivered pursuant to this Agreement and the payment of the consideration for the Purchased Assets.

4.2

Indemnity by the Vendor. The Vendor shall indemnify the Purchaser and save it fully harmless against, and will reimburse it for, any Damages arising from, in connection with or related in any manner whatsoever to:

(a)

any incorrectness in or breach of any representation or warranty of the Vendor contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

(b)	any breach or any non-fulfilment of any covenant or agreement on the part of the Vendor contained in this Agreement or in any of the following:
(i)	the general conveyance and assumption of liabilities agreement contemplated by Section 3.2(a);
(ii)	the non-competition, non-solicitation and confidentiality agreements contemplated by Section 3.2(c);
(iii)	the officer’s certificate contemplated by Section 3.2(d);
(iv)	the consulting agreements contemplated by Section 3.2(f);
(v)	the confirmatory trade-mark assignment agreement contemplated by Section 3.2(j);
(vi)	the lease assignment and sub-lease agreements contemplated by Section 3.2(k) and 3.2(l); and
(vii)	the vehicle transfer agreement contemplated by Section 3.2(m);
(c)	any Liability arising from the ownership or operation of the Business or the Purchased Assets prior to the Closing Date, other than a Liability that is an Assumed Liability;
(d)	defects or deficiencies in any product manufactured or distributed by the Vendor, in whole or in part, prior to the Closing Date;
(e)

any Legal Proceeding to which the Vendor is a party at any time on or prior to the Closing Date, or to which it becomes a party after the Closing Date arising from facts or circumstances that existed at any time on or prior to the Closing Date including the Legal Proceedings disclosed in Schedule 2.1(16);

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(f)

any breach or alleged breach of any contract by the Vendor which occurred prior to or on the Closing Date or any such breach which occurs after the Closing Date but arises out of a continuation of a course of conduct which commenced prior to the Closing Date, including any contract disclosed in Schedule 2.1(8).  For further clarification, any penalties resulting from Customer purchase orders shipped before Closing are the responsibility of the Vendor. Any penalties resulting from Customer purchase orders shipped after Closing are the responsibility of the Purchaser; and

(g)	the Retained Liabilities;

For greater certainty and without limiting the generality of the provisions of Sections 4.2(a) the indemnity provided for in Sections 4.2(b) through 4.2(g) shall extend to any Damages arising from any act, omission or state of facts that occurred or existed prior to the Closing Time, and whether or not disclosed in any Schedule to this Agreement.  The waiver of any condition based upon the accuracy of any representation and warranty or the performance of any covenant shall not affect the right to indemnification, reimbursement or other remedy based upon such representation, warranty or covenant.

4.3

Indemnity by the Purchaser. The Purchaser shall indemnify the Vendor and save them fully harmless against, and will reimburse them for, any Damages arising from, in connection with or related in any manner whatsoever to:

(a)

any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; and

(b)

any breach or non-fulfilment of any covenant or agreement on the part of the Purchaser contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

4.4

Claim Notice. If an Indemnified Party becomes aware of any act, omission or state of facts that may give rise to Damages in respect of which a right of indemnification is provided for under this Article 4, the Indemnified Party shall promptly give written notice thereof (a “Claim Notice”) to the Indemnifying Party.  The Claim Notice shall specify whether the potential Damages arise as a result of a claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the potential Damages arise as a result of a claim directly by the Indemnified Party against the Indemnifying Party (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Direct Claim or Third Party Claim, as the case may be; and
(b)	the amount of the potential Damages arising therefrom, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive a Claim Notice in time effectively to contest the determination of any liability susceptible of being contested or to assert a right to recover an amount under applicable insurance coverage, then the liability of the Indemnifying Party to the Indemnified Party under this Article 4 shall be reduced only to the extent that Damages are actually incurred by the

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Indemnifying Party resulting from the Indemnified Party’s failure to give the Claim Notice on a timely basis.  Nothing in this Section 4.4shall be construed to affect the time within which a Claim Notice must be delivered pursuant to Sections 4.5(1) and 4.5(2) in order to permit recovery pursuant to Section 4.2(a) or 4.3(a)as the case may be.

4.5	Time Limits for Claim Notice for Breach of Representations and Warranties.
(1)

Notice by the Purchaser. No Damages may be recovered from the Vendor pursuant to Section 4.2(a) unless (subject to the fraud exception below) a Claim Notice is delivered by the Purchaser in accordance with the timing set out below:

(a)	with respect to the representations and warranties in Sections 2.1(1), 2.1(2), 2.1(6), 2.1(12)(b) and 2.1(22)(collectively, the “Fundamental Representations”), at any time after Closing; and
(b)	with respect to all other representations and warranties, on or before the second anniversary of Closing,

provided, however, that in the event of fraud relating to a representation and warranty of the Vendor in this Agreement, then notwithstanding the foregoing time limitations, the Purchaser shall be entitled to deliver a Claim Notice at any time for purposes of such a claim.  Unless (subject to the fraud exception above) a Claim Notice has been given in accordance with the timing set out in Section 4.5(1)(b), with respect to the representations and warranties referred to in any such Section, the Vendor shall be released on the date set out in Section 4.5(1)(b) from all obligations in respect of representations and warranties referenced in that Section and from the obligation to indemnify the Purchaser in respect thereof pursuant to Section 4.2(a). This Section 4.5(1) shall not be construed to impose any time limit on the Purchaser’s right to assert a claim to recover Damages under Sections 4.2(b) through 4.2(g).

(2)

Notice by the Vendor. No Damages may be recovered from the Purchaser pursuant to Section 4.3(a)unless a Claim Notice is delivered by the Vendor on or before the second anniversary of Closing.  Unless a Claim Notice has been given on or before the second anniversary of Closing with respect to each particular representation and warranty, the Purchaser shall be released on the second anniversary of Closing from all obligations in respect of that particular representation and warranty and from the obligation to indemnify the Vendor in respect thereof pursuant to Section 4.3(a). This Section 4.5(2) shall not be construed to impose any time limit on the Vendor’s right to assert a claim to recover Damages under Section 4.3(b), whether or not the basis on which such a claim is asserted could also entitle the Vendor to make a claim for Damages pursuant to Section 4.3(a).

4.6	Monetary Limitations.
(1)

Subject to Section 4.8, with respect to the matters described in Section 4.2(a), the Vendor will have no liability with respect to such matters until the Purchaser have suffered or incurred Damages by reason of all such breaches in excess of $255,000 (the “Deductible”), after which point the Vendor shall be liable for all such Damages; provided, that the foregoing limitations shall not apply in respect of any Damages relating to (i) breaches of the Fundamental Representations or (ii) any fraud or intentional misrepresentation.

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(2)

With respect to the matters described in Section 4.2(a), the maximum aggregate liability of the Vendor to the Purchaser for any Damages shall not exceed the Retention Holdback Amount; provided, that the foregoing limitations shall not apply in respect of any Damages relating to (i) breaches of the Vendor’s Fundamental Representations or (ii) any fraud or intentional misrepresentation.

(3)

With respect to the matters described in Section 4.2(a), the maximum aggregate liability of the Vendor to the Purchaser for any Damages resulting from breaches of the Vendor’s Fundamental Representations shall not exceed the Purchase Price.

4.7

Damages from Purchaser. No Damages may be recovered from the Purchaser pursuant to Section 4.3(a) unless and until the accumulated aggregate amount of Damages of the Vendor arising pursuant to Section 4.3(a) exceeds the Deductible, in which event the accumulated aggregate amount of all such Damages in excess of the Deductible may be recovered up to a maximum amount equal to the  $3,000,000.  Such limitation shall have no application to any claim to recover Damages based on any incorrectness in or breach of (i) any representation or warranty of the Purchaser in Sections 2.2(1) or 2.2(2) of this Agreement, or (ii) any other representation or warranty of the Purchaser in this Agreement resulting from fraud by the Purchaser, nor shall the limitation be construed to apply to any of the indemnities in Sections 4.3(b).

4.8	Recoupment Provision.
(1)

The Purchaser acknowledges and agrees that its sole source of indemnification and recovery for Damages and any payment due by the Vendor to the Purchaser pursuant to Section 4.2(a) shall be made from the following sources and in the following order of priority: (a) first, subject to the provisions of Article 4, including the limitations set forth in Article 4, from the Retention Holdback Amount;  (b) second, by claims under the R&W Insurance Policy, except in the case of fraud or intentional misrepresentation, and (c) third, from the Vendor with respect to (i) breaches of the Fundamental Representations and (ii) any fraud or intentional misrepresentation.

(2)

Where the Purchaser is at any time entitled to recover from some other Person (including an insurer) any sum in respect of any matter giving rise to a claim against the Vendor under this Agreement, the Purchaser shall take all commercially reasonable steps at its cost to enforce such recovery prior to taking action against the Vendor and, if the Purchaser recovers any amount from such other Person, the amount of the claim against the Vendor shall be reduced by the amount recovered by the Purchaser from such Person (less any costs and expenses incurred in connection therewith). The R&W Insurance Policy shall provide that the insurer thereunder shall have no claim against the Vendor by way of subrogation or otherwise, except in the event of fraud or intentional misrepresentation.

4.9

Calculation of Damages. For greater certainty, for the purpose of determining existence of any inaccuracy in or breach of any representation or warranty set forth in Section 2.1and calculating the amount of Damages under this Article 4, the representations and warranties of the Parties contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement shall be deemed to have been made without qualifications as to materiality where the words or phrases “material”, “immaterial”, “in all material respects” or words or phrases of similar import are used, such that the amount of Damages payable to an Indemnified Party is not subject to any

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deduction in respect of amounts below the level of materiality stated in the relevant representation and warranty.  Further, the calculation of such amount shall not be affected by any inspection or inquiries made by or on behalf of the Party entitled to be indemnified under this Article 4.

4.10

Direct Claims. In the case of a Direct Claim, the Indemnifying Party shall have 60 days from receipt of a Claim Notice in respect thereof within which to make such investigation as the Indemnifying Party considers necessary or desirable.  For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate its right to be indemnified under this Article 4, together with all such other information as the Indemnifying Party may reasonably request.  If the Parties fail to agree at or before the expiration of such 60-day period (or any mutually agreed upon extension thereof), the Indemnified Party shall be free to pursue such remedies as may be available to it.

4.11	Third Party Claims.
(1)

Rights of Indemnifying Party. In the event a Claim Notice is delivered with respect to a Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in but not control the negotiation, settlement or defence of the Third Party Claim, which control shall rest at all times with the Indemnified Party.

(2)

Commercially Necessary Payments Prior to Settlement. If any Third Party Claim is of a nature such that it is necessary in the reasonable view of the Indemnified Party acting in a manner consistent with reasonable commercial practices, in respect of (A) a Third Party Claim by a customer relating to products or services supplied by the Business or (B) a Third Party Claim relating to any contract which is necessary to the ongoing operations of the Business or any material part thereof in order to avoid material damage to the relationship between the Indemnified Party and any of its major customers or to preserve the rights of the Indemnified Party under such an essential contract, to make a payment to any Person (a “Third Party”) with respect to the Third Party Claim before the completion of settlement negotiations or related Legal Proceedings, as the case may be, then the Indemnified Party may make such payment and the Indemnifying Party shall, promptly after demand by the Indemnified Party, reimburse the Indemnified Party for such payment.  If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall pay the amount of such difference to the Indemnifying Party.

(3)	Compulsory Payments Prior to Settlement.
(a)

In the case of a Claim Notice concerning an amount of Damages (i) required to be paid by an Indemnified Party under Applicable Law or any Order, or (ii) in respect of which any amount is garnished by a Governmental Authority (each such amount a “Preliminary Compulsory Payment Amount”), the Indemnifying Party shall, within 10 days of receipt of the Claim Notice, pay the Indemnified Party an amount equal to the Preliminary Compulsory Payment Amount.

(b)

Upon the occurrence of a Final Compulsory Payment Indemnification Event (if any), (i) if the aggregate of all Preliminary Compulsory Payment Amounts is less than the amount so determined under the Final Determination to be the amount

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owing (the “Final Compulsory Payment Amount”), the Indemnifying Party shall, within 10 days of the time that the Indemnified Party notifies the Indemnifying Party of the occurrence of the Final Compulsory Payment Indemnification Event, pay to the Indemnified Party an amount equal to the difference between the aggregate for all Preliminary Compulsory Payment Amounts and the Final Compulsory Payment Amount, and (ii) if the aggregate of all Preliminary Compulsory Payment Amounts exceeds the Final Compulsory Payment Amount, the Indemnified Party shall within 10 days of the receipt of any related refund or credit, pay to the Indemnifying Party the amount of such refund or credit (including any interest paid or credited with respect thereto but net of any Taxes payable by the Indemnified Party in respect of such refund, credit or interest).

(4)

Other Rights of Indemnified Party. The Indemnified Party, acting reasonably, shall have the exclusive right to contest, settle or pay the amount claimed and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

4.12	Interest on Damages. For greater certainty, no interest will be payable to the Purchaser on the Damages Amount and any indemnity claim.
4.13

Set-off. The Purchaser shall be entitled to set off the amount of any Damages subject to indemnification under this Agreement against any other amounts payable by the Purchaser to the Vendor whether under this Agreement or otherwise.

Article 5 COVENANTS
5.1	Confidentiality.
(1)

Information To Be Confidential. Each Recipient shall treat confidentially and not disclose, and shall cause each of its Representatives to treat confidentially and not disclose, other than as expressly contemplated by this Agreement, any Evaluation Material of the Discloser.

(2)

Use Of Evaluation Material.A Recipient may disclose Evaluation Material only to those of its Representatives who need to know such Evaluation Material for the purpose of implementing the transaction contemplated by this Agreement.  No Recipient shall use, nor permit its Representatives to use, Evaluation Material for any other purpose nor in any way that is, directly or indirectly, detrimental to the applicable Discloser.

(3)

Return or Destruction. Following the termination of this Agreement in accordance with the provisions of this Agreement, each Recipient shall (and shall cause each of its Representatives to) (a) return promptly to the Discloser all physical copies of the Evaluation Material of the Discloser, then in such Recipient’s possession or in the possession of its Representatives, (b) destroy all (i) electronic copies of such Evaluation Material, and (ii) all plans, proposals, reports, analyses, notes studies, forecasts, compilations or other information, in any form, that are based on, contain or reflect, Evaluation Materials (including electronic copies thereof) prepared by such Recipient or any of its Representatives, including electronic back-ups of the foregoing in a manner that ensures the same may not be retrieved or undeleted by such Recipient or any of its Representatives, and (c) deliver to the Discloser a certificate executed by one of the

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Recipient’s duly authorized senior officers indicating that the requirements of this Section 5.1(3) have been satisfied in full.
(4)

Personal Information. After the Closing, the Purchaser shall not, and shall cause its Representatives not to, use or disclose Personal Information, other than for the purpose of carrying on the Business or for purposes other than those for which such information was collected by the Vendor, except with the consent of the individuals to whom such information relates or as otherwise required by Applicable Law, and shall give effect to any withdrawal of consent made in accordance with such Laws.  If the Vendor or the Purchaser terminates this Agreement as provided herein, the Purchaser shall promptly deliver to the Vendor all Personal Information in its possession or in the possession of any of its Representatives, including all copies, reproductions, summaries or extracts thereof.

5.2

Use of Name. The Vendor acknowledges and agrees that, notwithstanding any existing business name registrations in the name of the Vendor or of any of its Affiliates in any jurisdiction with respect to the name “Colonial Elegance”, as of the Closing Time, the Purchaser, either directly or through or an Affiliate of the Purchaser, shall own the name “Colonial Elegance” and shall have the right to use such name at its entire discretion and to make any registrations it deems appropriate in respect of the name “Colonial Elegance”. Furthermore, following the Closing Time, the Vendor agrees to cease using the name “Colonial Elegance” and, without limitation, the Vendor undertakes to immediately take all steps necessary in order to remove any reference to the name “Colonial Elegance” from its corporate names and the corporate name of any of its Affiliates and to enable Purchaser to register same in all jurisdictions where the Business is carried on.

5.3

Domain Names, Telephone Numbers and E-mail Addresses. Upon request from the Purchaser, the Vendor agrees to support the transition to the Purchaser of telecommunications and mobile device contracts and the transition of phone DID numbers, 800 numbers and fax numbers associated with the Business.  The Vendor agrees to support the transition of email mailboxes and data to the Purchaser, including the forwarding of email addresses to the Purchaser for a time period to be mutually agreed upon by the Parties following the Closing Date.  The Vendor agrees to transfer administrative security logins for all IT Systems to the Purchaser.

5.4

Cooperation and Records Retention. The Purchaser and the Vendor shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit or other examination by any Governmental Authority, taxing authority or judicial or administrative proceedings relating to liability for Taxes or any matter with respect to the Business that is the subject of such audit or examination, (ii) retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return, information return, report, election, declaration, filing with a Governmental Authority or other applicable document of the other for any period. Without limiting the generality of the foregoing, the Parties shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, bills of sale and other sales information, information returns, reports, election, declarations, supporting work schedules and other records or information that may be relevant to such returns, sales to customers, reports, elections, declarations or other applicable document for all Tax periods or portion thereof ending on or before the Closing Date.

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5.5

Work-In-Progress. Any payments received by the Vendor following the Closing Time on account of orders outstanding immediately prior to the Closing Time shall be held by the Vendor for and on behalf of the Purchaser and be promptly paid to the Purchaser. Upon request of the Purchaser, the Vendor shall notify the relevant customers that all such payments shall be paid to the Purchaser thereafter.

5.6

Accounts Receivable. Any payments received by the Vendor following the Closing Time relating to Accounts Receivable outstanding immediately prior to the Closing Time shall be held by the Vendor for and on behalf of the Purchaser and be promptly paid to the Purchaser. Upon request of the Purchaser, the Vendor shall notify the relevant debtors that all such payments shall be paid to the Purchaser thereafter.

5.7	Letters of Credit.
(1)

For a period of not more than 30 days following the Closing and unless otherwise directed by the Purchaser, the Vendor shall maintain in good standing and in full force and effect, and shall not cancel, amend or modify (i) the irrevocable standby letter of credit in the amount of USD200,000 issued by The Toronto Dominion Bank on behalf of the Vendor in favour of Avalon Risk Management Insurance and expiring on December 19, 2020 and (ii) the irrevocable standby letter of credit in the amount of USD500,000 issued by The Toronto Dominion Bank on behalf of the Vendor in favour of Avalon Risk Management Insurance and expiring on May 4, 2020 (the “Letters of Credit”).

(2)

For the duration of the period referenced in Section 5.7(1), the Purchaser shall indemnify the Vendor and hold it harmless and against and shall reimburse the Vendor to the extent the Letters of Credit are drawn down upon as a consequence of a default of the Purchaser.

Article 6 EMPLOYEES AND EMPLOYEE BENEFITS[9]
6.1	Offers of Employment and Employee Liabilities.
(1)

Offers to certain Employees. The Purchaser shall continue to offer employment effective as of the Closing Date to all Employees listed on Schedule 6.1(1) on terms and conditions which are no less favourable in the aggregate to those set forth in Schedule 2.1(18) in respect of such Employees, with the exception of Piérot Drouin and Réal Charbonneau. The Vendor shall cooperate in the Purchaser’s efforts to make offers of employment as contemplated by this Section 6.1(1).

(2)	Purchaser Liabilities. The Purchaser shall be responsible for all Liabilities:
(a)

for salary, wages, bonuses, commissions, vacations, vacation pay and other compensation relating to the employment of all Transferred Employees and claims for the termination of such employment on and after the Closing Date; and

(b)

to an Employee who is eligible to receive an offer of employment from the Purchaser pursuant to Section 6.1(1) but does not receive such offer of employment, and which arise directly or indirectly out of, as a result of, in connection with or pursuant to the Vendor’s termination of the employment of such Employee.

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(3)	Vendor Liabilities. The Vendor shall be responsible for all Liabilities related to Employees not set out in Section 6.1(2) above, including but not limited to:
(a)	for salary, wages, bonuses, commissions, vacations, vacation pay and other compensation and benefits relating to the employment of all Transferred Employees prior to the Closing Date; and
(b)

for salary, wages, bonuses, commissions, vacations, vacation pay and other compensation and benefits relating to the employment or termination of employment of Mr. Piérot Drouin and Mr. Réal Charbonneau.

6.2

Vacation. From and after the Closing Date, all Transferred Employees shall be entitled to use and obtain their unused and accrued vacation benefits and vacation pay under the Vendor’s vacation arrangements, other than such Transferred Employee’s portion of such unused and accrued vacation benefits and vacation pay for the current year that have been provisioned for,determined as of the Closing Date and the Vendor shall reimburse the Purchaser therefor.

6.3

Employee List. At least 10 days before the Closing Date, the Vendor shall deliver to the Purchaser an up-to-date version of Schedule 2.1(18) as at such date certified complete by a senior officer of the Vendor.  On the Closing Date, the Vendor shall also deliver to the Purchaser an up-to-date version of Schedule 2.1(18) as at the Closing Time certified complete by a senior officer of the Vendor.

Article 7 GENERAL
7.1

Actions on Non-Business Days. If any payment is required to be made or other action (including the giving of notice) is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.

7.2	Currency and Payment Obligations. Except as otherwise expressly provided in this Agreement:
(a)	all dollar amounts referred to in this Agreement are stated in Canadian Dollars; and
(b)	any payment contemplated by this Agreement shall be made by cash, certified cheque or any other method that provides immediately available funds.
7.3	Calculation of Interest. In calculating interest payable under this Agreement for any period of time, the first day of such period shall be included and the last day of such period shall be excluded.
7.4

Calculation of Time.  In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. Montreal time on the last day of the period.  If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. Montreal time on the next succeeding Business Day.

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7.5	Schedules and Exhibits. The Schedules and Exhibits listed below and attached to this Agreement are incorporated herein by reference and deemed to be part of this Agreement.

Schedules

1.0-Definitions and Interpretation

2.1(4)-Financial Statements

2.1(6)-Title to and Sufficiency of Purchased Assets

2.1(7)-Movable Property

2.1(8)-Contracts

2.1(9)-Leases

2.1(12)-Intellectual Property

2.1(13)-Licences

2.1(14)-Consents

2.1(16)-Legal Proceedings and Orders

2.1(17)-Environmental Matters

2.1(18)-Employees and Employee Benefits

2.1(19)-Customers and Suppliers

2.1(20)-Products and Services

2.1(21)-Insurance Policies

6.1(1)-Employees Receiving Offers

Exhibits

A-General Conveyance and Assumption of Liabilities Agreement

B-Allocation of Purchase Price

C-Form of Non-Competition Agreement

D-Form of Vendor’s Officer’s Certificate

E-  Estimated Working Capital

7.6

Expenses. Except as otherwise expressly provided herein, each Party shall be responsible for all costs and expenses (including any Taxes imposed on such expenses) incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement (including the fees and disbursements of legal counsel, bankers, investment bankers, accountants, brokers and other advisers).

7.7

Payment of Taxes. Except as otherwise provided in this Agreement, the Purchaser shall pay all Taxes applicable to, or resulting from the transactions contemplated by, this Agreement (other than Taxes payable by the Vendor under Applicable Law) and any filing, registration, recording or transfer fees payable in connection with the instruments of transfer provided for in this Agreement.

7.8

Public Announcements. Except to the extent otherwise required by Applicable Law (including applicable securities Laws) or with the prior consent of the other Party, neither Party shall make any public announcement regarding this Agreement or the transactions contemplated by this Agreement.

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7.9	Notices.
(1)

Mode of Giving Notice.  Any notice, direction, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent by fax, e-mail (return receipt requested) or other similar means of electronic communication, in each case to the applicable address set out below:

if to the Vendor, to:

10390534 Canada Inc.

495 Rang 8 Ouest

Lyster, Québec, G0S 1V0

Email: pcdrouin@gmail.com

Attention: Pierot Drouin

with a copy (which shall not constitute notice) to:

HHS Avocat

34 Thurlow

Hampstead, Quebec H3X3G6

email: Coloniale2020@gmail.com;  rs@hhslaw.ca; ih@hhslaw.ca

fax: 514 866-4210

if to the Purchaser, to:

[Renin Canada Corp.]

110 Walker Dr.

Brampton, Ontario L6T 4H6

Email: joe.ruffo@renin.com

Attention: Joe Ruffo

with a copy (which shall not constitute notice) to:

Blake, Cassels&Graydon LLP

1 Place Ville Marie, Suite 3000

Montreal, Quebec H3B 4N8

Email: pme@blakes.com

Attention: Patrick Menda

(2)

Deemed Delivery of Notice.  Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing, e-mailing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed, e-mailed or sent before 4:30 p.m. on such day.  Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day.  Any such communication given

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or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.
(3)	Change of Address. Any Party may from time to time change its address under this Section 7.9 by notice to the other Party given in the manner provided by this Section 7.9.
7.10	Time of Essence. Time shall be of the essence of this Agreement in all respects.
7.11

Further Assurances. Each Party shall from time to time promptly execute and deliver or cause to be executed and delivered all such further documents and instruments and shall do or cause to be done all such further acts and things in connection with this Agreement that the other Party may reasonably require as being necessary or desirable in order to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement or any provision hereof.

7.12

Co-operation in Filing of Tax Returns. The Purchaser agrees to provide to the Vendor all reasonable co‑operation following the Closing Date in connection with the filing of Tax Returns of the Vendor in respect of which the books and records delivered to the Purchaser pursuant to this Agreement are relevant.

7.13

Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, (including that letter of intent between the Parties dated June 15, 2020). There are no conditions, representations, warranties, obligations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as explicitly set out in this Agreement.

7.14	Amendment. No amendment of this Agreement shall be effective unless made in writing and signed by the Parties.
7.15

Waiver. A waiver of any default, breach or non-compliance under this Agreement shall not be effective unless in writing and signed by the Party to be bound by the waiver and then only in the specific instance and for the specific purpose for which it has been given.  No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party.  The waiver by a Party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

7.16

Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and will be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.17

Remedies Cumulative. The rights, remedies, powers and privileges herein provided to a Party are cumulative and in addition to and not exclusive of or in substitution for any rights, remedies, powers and privileges otherwise available to that Party.

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7.18

Attornment. Each Party agrees (a) that any Legal Proceeding relating to this Agreement shall be brought in any court of competent jurisdiction in the Province of Québec, judicial district of Montreal, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such Québec court; (b) that it irrevocably waives any right to, and shall not, oppose any such Legal Proceeding in the Province of Québec on any jurisdictional basis, including forum non conveniens; and (c) not to oppose the enforcement against it in any other jurisdiction of any Order duly obtained from an Québec court as contemplated by this Section 7.18.

7.19

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Québec and the laws of Canada applicable in such Province and this Agreement shall be treated, in all respects, as a Québec contract.

7.20

Successors and Assigns; Assignment. This Agreement shall ensure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns.  Neither Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Party.  Notwithstanding the foregoing, the Purchaser may, without the consent of the Vendor but on written notice to the Vendor, assign this Agreement in whole or in part (including its rights hereunder) to one or more affiliates, on condition that the Purchaser remain liable to observe and perform all of its covenants and obligations hereunder.

7.21

Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties,nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.22

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which taken together shall be deemed to constitute one and the same instrument.  To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Party by facsimile, e-mail in pdf format or by other electronic transmission and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Party.

7.23

Language. The Parties have required that this Agreement and all deeds, documents and notices relating to this Agreement be drawn up in the English language.  Les parties aux présentes ont exigé que le présent contrat et tous autres contrats, documents ou avis afférents aux présentes soient rédigés en langue anglaise.

IN WITNESS WHEREOF the Parties have executed this Agreement as of on the date first above written.

COLONIAL ELEGANCE INC.
By:	/s/ Piérot Drouin P
Name: Piérot Drouin
Title: President

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RENIN CANADA CORP.
By:	/s/ Joseph Ruffo
Name: Joseph Ruffo
Title: CEO

SCHEDULE 1.0
DEFINITIONS AND INTERPRETATION

1.	Definitions.

“Adjustment Amount” means any amount payable pursuant to Section 1.8.

“Adjustment Date” means the fifth Business Day after the Closing Date Statements are finally determined in accordance with Section 1.6 or 1.8, as the case may be.

“Adjustment Holdback Amount” has the meaning set out in Section 1.5(a).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate.  A Person shall be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning.

“Agreement” means the Asset Purchase Agreement to which this Schedule 1.0 is attached, together with all the Exhibits and the Schedules attached thereto.

“Annual Financial Statements” means the annual audited financial statements of the Vendor for the fiscal years ended April 30, 2018, April 30, 2019 and April 30, 2020, true and complete copies of which are attached as Schedule 2.1(4) and which are true and correct in all material respects.

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, (a) any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by-law, Order or other requirement having the force of law, (b) any policy, practice, protocol, standard or guideline of any Governmental Authority which, although not necessarily having the force of law, is regarded by such Governmental Authority as requiring compliance as if it had the force of law (collectively, in the foregoing clauses (a) and (b), “Law”) in each case relating or applicable to such Person, property, transaction, event or other matter and also includes, where appropriate, any interpretation of Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.

“Assumed Contracts”  means those Contracts purchased and assumed by the Purchaser as part of the Purchased Assets as listed on Schedule 2.1(8).

“Assumed Liabilities” means only the following Liabilities of the Vendor:

(a)

Liabilities under contracts, licences, permits and Intellectual Property included in the Purchased Assets, in each case in respect of the period commencing at the Closing Time and not related to any matter, circumstance or default existing at, prior to or as a consequence of Closing;

(b)

Liabilities on account of trade accounts payable incurred in the ordinary course of business before the Closing Time, but only to the extent that such trade accounts payable are included in the Closing Working Capital Amount and reflected in the Closing Date Statements;

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(c)	Liabilities respecting Employees which are specifically assumed by the Purchaser pursuant to Section 6.1(2); and
(d)	any Liability which is agreed to be assumed by the Purchaser and which is reflected in the Closing Date Statements;

“Base Purchase Price” has the meaning set out in Section 1.3(a).

“Business” means the business carried on by the Vendor which involves the design, manufacturing, marketing, distribution and sale of doors of all types, including closet doors, barn doors, screen doors, pocket doors and folding doors, wall coverings, room dividers, balustrades, columns and jackposts.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Montreal.

“Canadian Dollars” means the lawful currency of Canada.

“Claim Notice” has the meaning set out in Section 4.4.

“Closing” means the completion of the purchase and sale of the Purchased Assets in accordance with the provisions of this Agreement.

“Closing Date” means the date of this Agreement.

“Closing Date Statements” means (a) the balance sheet of the Business as at 12:01 a.m. on the Closing Date prepared on a consistent basis and applying the same accounting principles, policies and practices as were used in preparing the Annual Financial Statements, and (b) a statement setting forth the Closing Working Capital Amount and the Adjustment Amount, if any, in each case, as determined from such balance sheet, all as finally determined pursuant to Section 1.6 or 1.8, as the case may be.

“Closing Date Payment Amount” has the meaning set out in Section 1.4(2).

“Closing Time” means the time of Closing on the Closing Date provided for in Section 3.1.

“Evaluation Material” has the meaning ascribed to it in the Non-Disclosure Agreement dated June 18, 2020 between the Vendor and the Purchaser.

“Consent” means any consent, approval, permit, waiver, ruling, exemption or acknowledgement from any Person (other than the Vendor) which is provided for or required: (a) pursuant to the terms of any lease or other contract of the Vendor; or (b) under any Applicable Law, in either case in connection with the sale of the Purchased Assets to the Purchaser on the terms contemplated in this Agreement, to permit the Purchaser to use the Purchased Assets to carry on the Business after Closing, or which is otherwise necessary to permit the Parties to perform their obligations under this Agreement.

“Contract”  means all agreements, contracts, licenses, instruments, commitments, leases, arrangements, understandings, commitments and all other undertakings (whether written, electronic or oral), to which a Person is a party or a beneficiary or pursuant to which any of its property or assets are or may be affected or bound.

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“Damages”  means, whether or not involving a Third Party Claim, any loss, cost, liability, claim, interest, fine, penalty, assessment, Taxes, damages available at law (including exemplary or punitive damages), expenses including reasonable consultant’s and expert’s fees.

“Deductible” has the meaning set out in Section 4.6(1).

“Direct Claim” has the meaning set out in Section 4.4.

“Discloser” means a Person disclosing Evaluation Material.

“Employee” means an individual who is employed by the Vendor in the Business, whether on a full-time or part-time basis.

“Employee Plans” has the meaning set out in Section 2.1(18).

“Environmental Law” means Applicable Law in respect of the protection of the natural environment or any species or organisms that make use of it, public or occupational health or safety, or the manufacture, importation, handling, transportation, storage, disposal and treatment of Hazardous Substances.

“Environmental Permit” means any licence issued or required pursuant to any Environmental Law.

“Estimated Working Capital” has the meaning set out in Section 1.4(1)and calculated in a manner consistent with Exhibit E.

“Excluded Assets” means the following property and assets of the Vendor:

(a)	the minute books and other corporate records of the Vendor;
(b)	the rights of the Vendor under this Agreement or any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;
(c)	all cash, cash equivalents and short-term investments;
(d)	income tax refunds and other Tax refunds receivable by the Vendor and all Tax Returns pertaining to corporate income taxes of the Vendor;
(e)	books and records that the Vendor is required by Applicable Law to retain in its possession;
(f)	the rights, title and interest of the Vendor under the Software License Agreement for Netsuite Customers dated June 30, 2020 between the Vendor and Configure One, Inc.; and
(g)	the property and assets of the Vendor listed in Schedule 2.1(7).

“Final Compulsory Payment Amount” has the meaning set out in Section 4.11(3)(b).

“Final Compulsory Payment Indemnification Event” means a Final Determination having been made regarding a liability requiring payment under Applicable Law or any Order.

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“Final Determination” means a determination made by a Governmental Authority (including pursuant to a settlement) where all rights to object to or appeal from the determination (including any right to obtain relief under a competent authority or similar process) have been exhausted or have expired.

“Final Working Capital” means the amount of Working Capital calculated on the basis of the Closing Date Statements as finally determined in accordance with Section 1.6 or 1.7.

“Financial Statements” means, collectively, the Annual Financial Statements and the Interim Financial Statements.

“Fundamental Representations” has the meaning set out in Section 4.5(1)(a).

“GAAP” or “generally accepted accounting principles” means the generally accepted accounting principles from time to time approved by the Chartered Professional Accountants of Canada, or any successor entity thereto, applicable as at the date on which such principles are to be applied or on which any calculation or determination is required to be made in accordance with generally accepted accounting principles.

“Governmental Authority” means:

(a)	any domestic or foreign government, whether national, federal, provincial, state, territorial, municipal or local (whether administrative, legislative, executive or otherwise);
(h)

any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government;

(i)	any court, tribunal, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions; and
(j)	any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association.

“GST/HST” means all goods and services tax and harmonized sales tax imposed under Part IX of the Excise Tax Act (Canada).

“Hazardous Substance” means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of them that may impair the natural environment, injure or damage property or plant or animal life or harm or impair the health of any individual and includes any contaminant, waste, or substance or material defined, prohibited, regulated or reportable pursuant to any Environmental Law.

“Indemnified Party” means a Person whom the Vendor or the Purchaser, as the case may be, is required to indemnify under Article 4.

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“Indemnifying Party” means, in relation to an Indemnified Party, the Party that is required to indemnify such Indemnified Party under Article 4.

“Independent Accountant” has the meaning set out in Section 1.7.

“Intellectual Property”  means all of the following and similar incorporeal property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), including all provisional applications, substitutions, continuations, continuations-in-part, patents of addition, improvement patents, divisions, renewals, reissues, confirmations, counterparts, re-examinations and extensions thereof,(b) all trade-marks, service marks, trade dress, trade names, brand names, logos, domain names and corporate names and other proprietary indicia of goods and services, whether registered or existing at common law, and all registrations, applications for registration, all issuances of such registrations, and the goodwill connected with the use of and symbolized by any of the foregoing, (c) all registered and unregistered statutory and common law copyrights and industrial designs, (d) all registrations, applications and renewals for any of the foregoing, (e) all trade secrets, confidential information, ideas, formulae, compositions, know-how, improvements, research and development, innovations, discoveries, designs, devices, technology, manufacturing and production methods, processes and techniques, whether or not patentable, (f) telephone numbers, social media identities, and all derivatives, modifications and improvements of the foregoing, and (g) all other intellectual property rights owned, licensed, controlled or used by a Person, in any and all relevant jurisdictions in the world; and (h) all rights to sue and recover and retain damages, costs and attorneys' fees for past, present and future infringement and any other rights relating to any of the foregoing.

“Interim Financial Statements” means the unaudited financial statements of the Vendor for each calendar month-end immediately following April 30, 2020, true and complete copies of which are attached as Schedule 2.1(4).

“Inventories” means all inventories of stock-in-trade and merchandise including materials, supplies, work-in-progress, finished goods, tooling, service parts and purchased finished goods owned by the Vendor and used in or arising from the Business (including those in possession of suppliers, customers and other third parties).

“ITA” means the Income Tax Act, R.S.C. 1985, c.1 (5th Supplement).

“IT Systems” means all computer hardware, devices, peripheral equipment, software and firmware, data and databases, technology infrastructure and other information technology systems and services that are used by or accessible to the Vendor to operate the Business and to receive, store, process or transmit data.

“Law” has the meaning set out in the definition of “Applicable Law”.

“Leased Premises” means the real property that is leased, subleased, licensed to or otherwise occupied by the Vendor and which is related to the Business, including all improvements situate on, in, under, over or forming part of such real property.

“Legal Proceeding” means any litigation, action, application, suit, investigation, hearing, claim, complaint, deemed complaint, grievance, civil, administrative, regulatory or criminal, arbitration

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proceeding or other similar proceeding, before or by any Governmental Authority, and includes any appeal or review thereof and any application for leave for appeal or review.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Liens”  means any claim, prior claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, hypothec, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of Applicable Laws, and includes any Contract to give any of the foregoing in the future, and any conditional sale or other title retention agreement or lease in the nature thereof.

“Material Adverse Change”  means any change in the Business or the Purchased Assets or in the operations, affairs, prospects or condition (financial or otherwise) of the Business or any of the Purchased Assets including any such change arising as a result of any change in Applicable Law, the amendment or revocation of any licence or permit or as a result of fire, explosion, accident, casualty, labour problem, flood, drought, riot, storm, terrorist act, act of God or otherwise, except for (a) changes resulting from the COVID-19 pandemic which do not, individually or in the aggregate, have a disproportionate effect on the Business or any of the Purchased Assets when compared to other comparable Persons operating in the same industries as the Vendor, or (b) occurring in the ordinary course of the Business which, either individually or in the aggregate, have not materially adversely affected and will not materially adversely affect the Business or the Purchased Assets or the operations, affairs, prospects or condition (financial or otherwise) of the Business or any of the Purchased Assets.

“Objection Notice” has the meaning set out in Section 1.7.

“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.

“Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns and “Parties” means every Party.

“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, a Governmental Authority, and the executors, administrators or other legal representatives of an individual in such capacity.

“Personal Information” means information about an identifiable individual and includes any information that constitutes personal information within the meaning of one or more Applicable Laws in Canada relating to privacy.

“Preliminary Compulsory Payment Amount” has the meaning set out in Section 4.11(3)(a).

“Prime Rate” means the prime rate of interest per annum quoted by Bank of Montreal from time to time as its reference rate of interest for Canadian dollar demand loans made to its commercial

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customers in Canada and which Bank of Montreal refers to as its “prime rate”, as such rate may be changed from time to time.

“Purchase Price” has the meaning set out in Section 1.3.

“Purchased Assets” means all of the right, title and interest of the Vendor as of the Closing Time in and to the business, properties, assets and rights of every kind and description and wheresoever situated, whether tangible or intangible, that are used primarily in the Business, including all of Vendor’s right, title and interest in and to the following:

(a)	the Receivables;
(k)	the Inventories;
(l)	the IT Systems;
(m)	the Assumed Contracts;
(n)	the Permits, to the extent transferrable to the Purchaser;
(o)	the books and records related to the Business;
(p)	the IP Rights;
(q)	any leasehold improvements to the Leased Premises, subject to the rights of the landlord of the Leased Premises;
(r)	all order books or pipelines of quoted work relating to the Business;
(s)

all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Purchased Assets or services furnished to the Vendor and pertaining to the Business; and

(t)	the all goodwill associated with the Business, together with the right of the Purchaser to represent itself as carrying on the Business in succession to the Vendor;

but excluding the Excluded Assets;

“Purchased IP”  means (a) all of the Intellectual Property owned by the Vendor in connection with the Business and (b) all licenses or similar agreements or arrangements to which the Vendor is a party, either as licensee or licensor, with respect to Intellectual Property necessary or desirable for the carrying on of the Business.

“Purchaser” has the meaning set out in the preamble to the Agreement.

“Purchaser’s Closing Date Statements” has the meaning set out in Section 1.6(1).

“Purchaser’s Counsel” means Blake, Cassels & Graydon LLP.

“QST” means the Québec sales tax imposed under an Act respecting the Québec sales tax (Québec).

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“R&W Insurance Policy” means the representations and warranty insurance policy issued to the Purchaser by Euclid Transactional, LLC as of the Closing Date in relation to the transactions contemplated herein, on terms and conditions set forth therein.

“Receivables” means all accounts receivable, bills receivable, trade accounts, book debts and insurance claims of the Vendor arising from the Business, together with any unpaid interest accrued on such items and any security or collateral for such items, including recoverable deposits.

“Recipient” means a Person receiving Evaluation Material.

“Release Date” has the meaning set out in Section 1.8(3).

“Representative” when used with respect to a Person means each director, officer, employee, consultant, financial adviser, legal counsel, accountant and other agent, adviser or representative of that Person.

“Retained Liabilities” means all Liabilities of the Vendor other than the Assumed Liabilities.

“Retention Holdback Amount” has the meaning set out in Section 1.5(a).

“Target Working Capital”  has the meaning set out in Section 1.3(a).

“Taxes” means, with respect to any Person, all supranational, national, federal, provincial, state, local or other taxes, including income taxes, branch taxes, profits taxes, capital gains taxes, gross receipts taxes, windfall profits taxes, value added taxes, severance taxes, ad valorem taxes, property taxes, capital taxes, net worth taxes, production taxes, sales taxes, use taxes, licence taxes, excise taxes, franchise taxes, environmental taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, employer health taxes, pension plan premiums and contributions, social security premiums, workers' compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, alternative or add-on minimum taxes, GST/HST, QST, sales taxes, customs duties or other taxes of any kind whatsoever imposed or charged by any Governmental Authority, together with any interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means all returns, information returns, reports, declarations, elections, notices, filings and statements in respect of Taxes that are required to be filed with any applicable Governmental Authority, including all amendments, schedules, attachments or supplements thereto and whether in tangible or electronic form.

“Third Party”has the meaning set out in Section 4.11(2).

“Third Party Claim” has the meaning set out in Section 4.4.

“Threatened”, when used in relation to a Legal Proceeding or other matter, means that a demand or statement (oral or written) has been made or a notice (oral or written) has been given that a Legal Proceeding or other matter is to be asserted, commenced, taken or otherwise pursued in the future or that an event has occurred or circumstances exist that would lead a reasonable Person to conclude that a Legal Proceeding or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

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“Transferred Employee” means an Employee who continues employment with the Purchaser as of the Closing Date, or an Employee who has accepted an offer of employment from the Purchaser and who commences employment with the Purchaser on or after the Closing Date.

“Vendor” has the meaning set out in the preamble to the Agreement.

“Vendor’s Counsel” means HHS AVOCATS.

“Working Capital” means, at any date, the amount calculated by subtracting the current liabilities of the Business included in the Assumed Liabilities as of that date from the current assets of the Business included in the Purchased Assets as of that date, and calculated in a manner consistent with Exhibit E.

2.	Additional Rules of Interpretation.
(1)	Gender and Number. In this Agreement, unless the context requires otherwise, words in one gender include all genders and words in the singular include the plural and vice versa.
(2)

Headings and Table of Contents.  The inclusion in this Agreement of headings of Articles and Sections and the provision of a table of contents are for convenience of reference only and are not intended to be full or precise descriptions of the text to which they refer.

(3)

Section References.  Unless the context requires otherwise, references in this Agreement to Articles, Sections, Schedules or Exhibits are to Articles or Sections of this Agreement, and Schedules or Exhibits to this Agreement.

(4)

Words of Inclusion.  Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list.

(5)

References to this Agreement. The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular Section or portion of it.

(6)

Statute References.  Unless otherwise indicated, all references in this Agreement to any statute include the regulations thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

(7)

Document References.  All references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules and exhibits attached thereto.

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(8)

Ordinary Course.  The term “ordinary course”, when used in relation to the conduct by the Vendor of the Business, or the conduct of business by any other Person, means any transaction which constitutes an ordinary day-to-day business activity, conducted in a commercially reasonable and businesslike manner, having no unusual or special features, and, in the case of the Vendor, consistent with past practice and, in the case of any other Person, being such as a Person of similar nature and size and engaged in a similar business might reasonably be expected to carry out from time to time.

(9)

Knowledge.  Where any representation, warranty or other statement in this Agreement is expressed to be made by the Vendor to its knowledge or is otherwise expressed to be limited in scope to facts or matters known to the Vendor or of which the Vendor is aware, it shall mean such knowledge as is actually known to, or which actually came to the attention of, the officers or employees of the Vendor who have overall responsibility for or knowledge of the matters relevant to such statement after due and reasonable inquiry with respect to the facts or matters at hand. It does not include presumed or constructive knowledge.

(10)

Schedules.  The Schedules attached to this Agreement are included to qualify the representations and warranties of the Vendor contained in this Agreement. The purpose of the Schedules is to set out the qualifications and other information called for in this Agreement.  The Schedules are arranged in schedules corresponding to the Sections of this Agreement for convenient reference only, and the disclosure of an item in one section of the Schedules as a qualification to any representation or warranty will be deemed adequately disclosed as a qualification with respect to all other representations or warranties, to the extent such item is relevant to such other representations or warranties, and such relevance is reasonably apparent on its face, in each case, notwithstanding the presence or absence of an appropriate section of the Schedule with respect to such other representations or warranties,  or an appropriate cross reference thereto within this Agreement or the Schedules.